                                                                  EXHIBIT 99.1

                                                                  RISK FACTORS

       The following risk factors should be carefully considered by prospective investors in Iridium World Communications Ltd., Iridium LLC or Iridium Operating LLC. Iridium World Communications Ltd. or "IWCL" acts as a member of Iridium LLC, or "Parent", and has no other business. The business of Iridium Operating LLC, or "Iridium", constitutes substantially all Parent's business. Some of the factors that may affect the business of Iridium are discussed below. In this exhibit, "we", "our" and words of similar import mean Iridium. Unless otherwise indicated, the information contained in this Exhibit is presented as of May 13, 1999.

       You are cautioned that the statements in this exhibit have not been revised to reflect subsequent events or circumstances after the date on which they were made. The registrants undertake no obligation to update this information to reflect events or developments that occur or arise after the date of this report.



RISK OF ERROR IN FORWARD                              In the fourth quarter of 1998, Iridium began its transition
   LOOKING STATEMENTS                                 from a development stage company into an operating
                                                      company. Iridium has experienced significant
    Many of the statements                            difficulties in making this transition.  As a result of
    in this report are                                these difficulties, Iridium currently is revising its business
    forward looking and actual                        strategy.  In addition, Iridium is facing the risk of
    results may be materially                         default under its $800 million secured bank facility
    different from those                              on May 31, 1999 for failure to satisfy the facility's
    expressed or implied by                           minimum subscriber and revenue covenants, and is facing related
    these statements.                                 defaults (based on cross-defaults or cross-accelerations) under its
     In particular, you                               approximately $2.27 billion in other indebtedness. Accordingly,
     should recognize that                            many statements contained in this report are forward looking.
     statements about the                             Examples of these forward looking statements include
     following topics are forward                     the statements concerning Iridium's expectations about its:
     looking:
                                                      - ability to obtain an amendment or waiver from the
                                                        lenders under the secured bank facility
     -   Whether Iridium will obtain                  - operations;
         an amendment or waiver from                  - revenues;
         the lenders under the                        - markets;
         secured bank facility;                       - funding needs;
     -   Iridium's expectations                       - funding sources;
         regarding the revisions it                   - prospects;
         will make to its business                    - technical capabilities;
         plan and the expected                        - pricing of its services;
         effects of the revisions on                  - availability and distribution of phones and pagers;
         future revenues and costs;                   - competitors and their services;
     -   Iridium's estimates of                       - equipment suppliers', gateway operators', service
         the amount of its                              providers' and roaming partners' actions;
         funding needs;                               - regulatory activities (including its ability to obtain or
     -   Iridium's estimates concerning                 maintain the authority to operate its satellite services in
         the availability of                            virtually any country in the world).
         existing funding sources;
     -   Iridium's expectations                       Forward looking statements are inherently predictive and
         about its ability to                         speculative and we cannot assure you that our forward looking
         obtain additional                            statements will prove to be correct. Actual results and
         financing;                                   developments are likely to be different, and may be materially
     -   Iridium's expectations                       different, from those expressed or implied by these state-
         about its ability to                         ments. You should carefully review the other risk factors set
         generate revenues from                       forth herein for a discussion of some of the factors which
         commercial operations;                       could result in any forward looking statement proving to be
         and                                          inaccurate.
     -   Iridium's expectations
         about how much revenue                       In particular, investors should recognize that forward looking
         it will generate from                        statements are based on a number of assumptions about future
         commercial operations.                       events, many of which are beyond our control. For
                                                      example, many of the statements in this report assume that
     The forward looking state-                       Iridium will effectively address its initial inability to
                                                      transition smoothly from a development stage company into
                                                      an operating company and assume, among other

     ments are based on a num-                         things, that:
     ber of assumptions and                            - Iridium will obtain an amendment or waiver from the lenders
     one or more of these                                under the secured bank facility with respect to the facility's
     assumptions is likely to                            minimum subscriber and revenue covenants;
     be incorrect.                                     - Iridium will develop and implement a revised business plan;
                                                       - Iridium, its gateways and their service providers will
                                                         satisfactorily remedy their initial inability to effectively market and distribute Iridium World Services, including correcting the initial negative impression of Iridium's services and pricing;
                                                       - there will be a sufficient number of customers for, and
                                                         usage of, the Iridium System to generate revenues in the
                                                         amounts sufficient for Iridium to operate its business under its revised business plan (this assumption is reflected in many of the forward looking statements included in this report);
                                                       - the Iridium System will provide service acceptable to the market and will meet all systems specifications set forth in its development contracts and will have service
                                                         characteristics across Iridium's various service offerings that are at least as favorable as those that Iridium
                                                         expects;
                                                       - Motorola and Kyocera will manufacture, and Iridium and its service providers will distribute, a sufficient number of
                                                         portable, hand-held phones and pagers for use with the
                                                         Iridium System on a timely basis;
                                                       - there will continue to be a sufficient number of
                                                         operational gateways to maintain the service quality and system capacity Iridium expects;
                                                       - Iridium's satellite navigation software, communications
                                                         software and its business support systems software will
                                                         continue to function as expected under the various service demands the Iridium System actually experiences;
                                                       - Iridium will contract with, and integrate into its various operations, a sufficient group of roaming partners to ensure that Iridium World Roaming Service meets Iridium's market
                                                         coverage expectations;
                                                       - the operation of the Iridium System will not be impaired by the loss of satellites or the need to put replacement
                                                         satellites in orbit and Iridium will not be required to
                                                         bear the costs of satellite replacement;
                                                       - in the various jurisdictions in which Iridium operates or expects to operate, there will be no material change in
                                                         legislation or regulations or the administration thereof
                                                         that will have an adverse effect on the business of
                                                         Iridium, including Iridium's expectation that it will be
                                                         able to provide its services on a virtually global basis;
                                                       - there will be no material adverse changes in any of
                                                         Iridium's existing material contracts or the ability of
                                                         Iridium's various contractors to perform their obligations
                                                         (including Motorola's ability to perform under the O&M
                                                         contract); and

                                                       - the capacity of the Iridium System, as affected by, among other things, spectrum allocation and customer usage patterns, will meet or exceed Iridium's expectations.

     Iridium's prior expectations                      One or more of these assumptions is likely to be incorrect and,
     about important matters, including                accordingly, actual results and developments are likely to be
     the ability of Iridium and its                    different, and may be materially and adversely different
     gateways and their service providers              from those expressed or implied by any forward looking
     to attract subscribers for Iridium                statements. For example, Iridium's prior expectations regarding
     World Services and generate revenues,             the number of customers for, usage of and revenues generated by,
     have proven to be incorrect by a                  Iridium World Services during the first six months of operations
     substantial amount as a result of                 were incorrect by a substantial amount.
     many factors. There can be no
     assurance that the forward looking                Iridium does not intend to publish updates or revisions of the
     statements contained in this report               forward looking statements included in this report or the materials
     will not prove to be similarly                    incorporated by reference in this report or of this
     inaccurate.                                       discussion of some of the factors that could cause actual
                                                       results to differ from those expressed or implied in the
                                                       forward looking statements.

   IRIDIUM HAS A HIGHLY LEVERAGED                      Iridium is a highly leveraged company and has incurred substantial
   CAPITAL STRUCTURE; IRIDIUM                          indebtedness, including indebtedness that is secured by substantially
   WILL BE IN DEFAULT UNDER ITS                        all of its assets.  Iridium expects that it will need to incur significant
   SECURED BANK FACILITY ON MAY                        additional indebtedness or access other sources of financing. While
   31, 1999, IF IT DOES NOT RECEIVE                    significant Iridium expected that it would generate substantial revenues
   AN AMENDMENT OR WAIVER FROM ITS                     shortly after beginning commercial operations, Iridium currently is not
   LENDERS                                             generating meaningful revenues. However, Iridium has substantial fixed interest and operating costs and, accordingly, Iridium expects that its available sources of funding will be exhausted in the fourth quarter of 1999 and that it will need to both significantly reduce its costs and obtain additional financing to fund its operating costs
     Iridium had borrowed                              thereafter. In addition, the amount of funds needed to finance the
     approximately                                     Iridium System could be further increased by one or more factors
     $3.07 billion                                     outside Iridium's control, including:
     as of May 1, 1999                                 - the inability to generate revenues in the amount and within the time frame Iridium expects;
                                                       - cost increases for the operation of the Iridium System; and
                                                       - increases in applicable interest rates.


     Iridium is not generating                         Whether additional financing is available is not within Iridium's
     meaningful revenues, but has                      control, and there is a substantial risk that additional financing
     substantial fixed interest and                    will not be available.
     operating costs.  Accordingly,
     Iridium expects that its
     available sources of funding
     will be exhausted in the fourth
     quarter of 1999 and it will need
     to both significantly reduce costs
     and obtain additional financing.
     There is a substantial risk that
     additional financing will not be
     available to Iridium.


   Iridium expects that it will not                    In the secured bank facility, Iridium has covenanted, among
   meet the minimum revenue and                        other things, that it will satisfy certain minimum revenue and
   subscriber covenants under its                      subscriber levels as of a series of dates. Iridium expects
   $800 million secured bank facility and,             that it will not meet the minimum revenue and subscriber
   accordingly, as soon as May 31, 1999                covenants under its $800 million secured bank facility and,
   Iridium could be in default under the secured       accordingly, as soon as May 31, 1999 Iridium could be in default under
   bank facility, which could result in                the secured bank facility, which could result in related
   related cross-defaults under its approximately      cross-defaults under its approximately $2.27 billion in other
   $2.27 billion in other indebtedness.                indebtedness.  The current subscriber and revenue covenants
                                                       (giving effect to the previous deferral of the March 31, 1999 covenants to May 31, 1999) are:

                                                       - at May 31, 1999 it have cumulative cash revenues of at
                                                         least $4 million, cumulative accrued revenues of at least $30 million, at least 27,000 Iridium World Satellite Service
                                                         subscribers and at least 52,000 total subscribers;

                                                       - at June 30, 1999 it have cumulative cash revenues of at
                                                         least $50 million, cumulative accrued revenues of at least $150 million, at least 88,000 Iridium World Satellite Service
                                                         subscribers and at least 213,000 total subscribers; and

                                                       - at September 30, 1999 it have cumulative cash revenues of at least $220 million, cumulative accrued revenues of at least
                                                         $470 million, at least 173,000 Iridium World Satellite
                                                         Service subscribers and at least 454,000 total subscribers.

                                                       Iridium has engaged the lenders under the secured bank facility in negotiations regarding a waiver of, or an amendment to, these covenants. The lenders are under no obligation to provide such a waiver or amendment.



The lenders under the
secured bank facility
are under no obligation
to provide an amendment
or waiver


     If the lenders under the                          If Iridium is unable to satisfy the covenants in the secured
     secured bank facility                             bank facility, the lenders under the secured bank facility
     declare a default, they                           generally would have the right to declare a default and could
     could pursue various                              pursue various remedies, including enforcing their security
     remedies, including                               interests in substantially all of the assets of Iridium (which
     enforcing their security                          include the Iridium System and represent substantially all of
     interests in substantially                        Iridium's assets) and Parent's equity interest in Iridium. In
     all of the assets of                              addition, as a result of cross-default provisions in the
     Iridium  (which include                           guaranteed bank facility (approximately $480 million
     the Iridium System                                outstanding) and cross-acceleration provisions that apply to
     and represent                                     Iridium's senior notes (approximately $1.45 billion outstanding)
     substantially all of                              and senior subordinated notes (approximately $340 million
     Iridium's assets) and in                          outstanding), a default under the secured bank facility could
     Parent's equity interest in                       result in related defaults and acceleration of Iridium's
     Iridium. Such actions                             approximately $2.27 billion in other indebtedness.
     likely would trigger
     cross-default and                                 In addition, Iridium's current and future debt service requirements could
     cross-acceleration                                have important consequences on its business, including:
     provisions of Iridium's                           - limiting Iridium's ability to obtain additional financing;
     other outstanding indebtedness.                   - reducing the amount of funds available for operations
                                                         because a substantial portion of Iridium's cash flow from
                                                         operations will be dedicated to the payment of principal
                                                         and interest on its indebtedness; and
                                                       - increasing Iridium's sensitivity to adverse economic
                                                         conditions.

                                                       As a result of Iridium's highly leverged capital structure, Iridium's management is not able to make decisions freely about certain business matters because the secured bank facility, the Motorola guaranteed bank facilities and the indentures relating to its senior notes include certain covenants that, among other things, restrict the ability of Iridium and its subsidiaries to:
                                                       - dispose of assets;
                                                       - incur additional indebtedness;
                                                       - guarantee obligations of others;
                                                       - prepay other indebtedness or amend other debt instruments;
                                                       - pay dividends;
                                                       - create liens on assets;
                                                       - make investments, loans or advances;
                                                       - make acquisitions;
                                                       - engage in mergers or consolidations;






                                                       - change the business conducted by Iridium;
                                                       - make certain asset or stock dispositions; and
                                                       - enter into certain transactions with affiliates and related persons.

   IRIDIUM WILL HAVE                                   Iridium estimates that its funding requirements for 1999 and the
   SIGNIFICANT ADDITIONAL                              two to three years thereafter principally will be driven by the
   FUNDING NEEDS                                       costs of operating and maintaining the satellite constellation, the costs of providing Iridium services and interest expense.

     Iridium is in the process
     of revising its revenue                           Iridium estimates that its cash funding requirements for 1999
     and subscriber estimates                          will be approximately $1.54 billion.  Iridium expects that its
     in light of its initial                           financing requirements for the two to three year period following
     operating difficulties                            1999 will be driven by costs similar in type to those expected
     and expects that, when                            in 1999.  Iridium expects to satisfy its 1999 funding needs from
     finalized, these revisions                        committed funding, revenues and additional external funding.
     will demonstrate that                             Iridium expects that its currently available  funding will be exhausted by
     Iridium is likely to need                         the end of 1999. Iridium is in the process of revising its revenue and
     significant additional                            subscriber estimates in light of its initial marketing and distribution
     funding.                                          difficulties and in light of additional experience with respect to the potential market and expects that these estimates, when finalized, will be significantly below its prior estimates and will result in a substantial expected funding gap (the difference between estimated funding requirements and estimated revenues) through at least 2000. Because Iridium's currently available funding is expected to be exhausted in the fourth quarter of 1999,
                                                       Iridium will need to close this expected funding gap through a combination of
                                                       (i) obtaining  additional outside funding and (ii) reducing its cost structure. A failure to effectively close this expected funding gap likely would  have a material adverse effect on Iridium.

                                                       These estimates are forward looking and Iridium's actual
                                                       funding requirements are likely to differ, and may differ
                                                       materially, from these estimates. Iridium's estimated funding requirements should be viewed in light of the following facts:

                                                       - Iridium has only a six month history of operations and no meaningful revenues and there is no operational service
                                                         that provides a direct comparison to Iridium;

                                                       - Iridium is in the process of revising its subscriber and revenue estimates because initial sales of Iridium World
                                                         Services have been significantly below expectations;

                                                       - Iridium's estimates assume, among other things, that
                                                         there will be a sufficient number of customers for, and usage of, the Iridium System to generate substantial revenues; and

                                                       - The availability of the additional sources of funding
                                                         Iridium expects to be able to use is not completely within
                                                         Iridium's control and is conditioned on Iridium satisfying certain conditions.

                                                       Many factors, including the factors discussed in this section, could adversely affect Iridium's ability to generate revenues and could increase its costs of operations and, accordingly, its funding needs.



   IRIDIUM IS TRANSITIONING FROM                       Iridium is transitioning from a development stage company into
   A DEVELOPMENT STAGE COMPANY                         an operating company. Iridium has experienced substantial
   INTO AN OPERATING COMPANY;OVER                      difficulties in making this transition. In addition, Iridium is
   ITS FIRST SIX MONTHS OF OPERATIONS,                 highly leveraged and has relatively high current interest and
   IRIDIUM WAS UNABLE TO EFFECTIVELY                   operating expenses and, accordingly, will be required to
   MAKE THIS TRANSITION;IRIDIUM                        generate significant revenues to fund its obligations.
   HAS NO MEANINGFUL REVENUES AND ONLY                 Accordingly, Iridium must effectively and quickly address its
   A SIX MONTH HISTORY OF OPERATIONS;                  inability to make a smooth transition to an operating company.
   IRIDIUM'S FUTURE REVENUES MAY NOT                   Iridium has only a six month history of operations on which
   COVER ITS EXPENSES                                  investors can evaluate its performance and has no significant revenues. In addition, many of the services Iridium offers are new and there is no operational service that provides a direct comparison. Further, Iridium has accumulated significant losses in the development and construction of the Iridium System and expects to continue to accumulate significant losses until it has substantial revenues from operations.

     Iridium is a start-up                             Iridium has incurred significant indebtedness to fund the
     company with substantial                          development and construction of the Iridium System. Until
     debt, only a six month                            Iridium has substantial revenues from operations, it will rely
     operating history and no                          on additional indebtedness or other financing to pay its
     significant revenues.                             expenses and to make payments on its indebtedness.
                                                       We cannot give you any assurance about:

                                                       - Whether or when Iridium will have sufficient customers or revenues to satisfy its funding requirements or its obligations under its bank facilities and debt securities.

                                                       - Whether Iridium will ever be profitable.

   RISK OF LOW SERVICE                                 The Iridium System is not intended to provide communication
   DEMAND BECAUSE OF PRICING,                          services that compete with land-line telecommunications and
   SERVICE QUALITY, EQUIPMENT                          land-based cellular services. Instead, the Iridium System is
   CHARACTERISTICS, COMPETITION                        designed to complement such services. Iridium World Satellite
   AND OTHER MARKET FACTORS                            Services is priced significantly higher than most land-based phone services, and Iridium customers are not expected to
                                                       discontinue their use of land-based wireless services.

     Many market factors,                              Iridium's previous estimates of its funding needs assumed there
     including pricing, could                          would be substantial demand for Iridium services in 1999
     prevent Iridium from                              and that Iridium would be able to charge a premium over the cost
     generating revenue in the                         of a land-based call for its satellite services because such
     amount and within the time                        services provide global mobility. Because demand for Iridium's
     frame previously anticipated                      services has not been significant, Iridium is considering changing the pricing for Iridium World Services, which would result in substantially lower expected revenues than previously anticipated.
                                                       In addition to pricing, a number of other market factors, including service quality, equipment characteristics and competition, could adversely affect demand for Iridium services.

     The price of Iridium's                            Motorola's multi-mode phone generally has an initial retail
     phones and pagers may ad-                         price of at least $2,300 and Motorola's alphanumeric pager
     versely affect customer                           generally has an initial retail price of at least $500.
     demand for Iridium's                              The retail prices for Kyocera phones and pagers are
     services.                                         similar to the retail prices for Motorola's equipment. These prices substantially exceed current prices for cellular phones and pagers and, Iridium believes, have adversely affected the demand for Iridium's services. If phone and pager retail prices are not reduced, this factor likely will continue to have an adverse effect on Iridium.
                                                       Iridium does not have control over the retail prices of phones and pagers.



     Iridium does not                                  Under Iridium's pricing strategy it sets wholesale prices for
     control its retail                                its services and its service providers control the price to the
     prices and, if they are                           customer. Service providers may price Iridium services at a
     set too high, demand                              level that is too high, thereby reducing total demand without
     for Iridium's services                            an offsetting increase in per minute revenue to Iridium.
     may be adversely                                  Moreover, competition may force Iridium and its service
     affected. Prices in the                           providers to reduce prices below those assumed in Iridium's
     telecommunications in-                            revenue estimates. In addition, pricing for telecommunication
     dustry have been                                  services, including long distance rates, has trended downward
     dropping, which may                               in recent years. This downward trend may make it difficult for
     adversely affect                                  Iridium to maintain or raise its wholesale prices.
     Iridium's ability to
     generate revenues.
                                                       The Iridium System does not afford the same voice quality, signal strength and degree of building penetration as mature land-based cellular or paging systems. This difference in
                                                       service quality could adversely affect demand for Iridium
                                                       services.

     The larger sized                                  The Kyocera and Motorola phones are larger and heavier than
     Iridium phones and pagers                         today's pocket-sized cellular phones and have a significantly
     may adversely affect                              longer and thicker antenna. Motorola's pager is slightly larger
     customer demand for                               than today's standard alphanumeric belt-worn pagers. The larger
     Iridium services.                                 size of Iridium's phones and pagers may adversely affect
                                                       customer demand for Iridium services.

                                                       In addition, competition, including competition from other satellite systems and from the extension of land-based
                                                       telecommunications systems to areas that are currently not serviced by landline or land-based wireless phone or paging systems, could reduce demand that might otherwise exist for
                                                       Iridium's services.

   FACTORS AFFECTING                                   Iridium's ability to generate sufficient operating revenues
   CUSTOMER ACCEPTANCE OF                              will depend upon customer satisfaction with Iridium services.
   SATELLITE-BASED SERVICE                             Iridium believes that customer satisfaction depends on a
                                                       variety of factors, including:

     The use of satellites                             - price of its services, phones and pagers;
     in the Iridium System                             - the technical capabilities of Iridium's equipment;
     expands coverage but                              - the quality of the services Iridium offers, including voice
     satellite voice and                                 quality, call completion rates and dropped call rates; and
     paging services have                              - the extent, availability and price of alternative
     certain service                                     telecommunications services.
     limitations that cus-
     tomers may not be                                 Satellite-based communications over the Iridium System
     willing to accept.                                experience degradation in service quality in certain places and are completely unavailable in some places. In particular:

                                                       - Satellite-based services are adversely affected in places where obstructions, such as buildings and other natural and man-made obstacles, are positioned between a satellite and the user.

                                                       - These adverse effects on satellite calls increase as the obstacles become larger and more densely spaced.

                                                       - In densely packed urban areas or inside buildings no
                                                         meaningful satellite voice service is available.

                                                       - Use of an Iridium phone in a moving automobile for a
                                                         satellite call makes the effect of obstructions temporary but more pronounced because the structure of automobiles tends to obstruct the satellite signal.

                                                       - The actual limitations on satellite-based services vary, sometimes significantly, as conditions change and as the
                                                         satellites move in their orbits.

                                                       The Iridium satellite paging service also experiences
                                                       degradation in certain places. These limitations on
                                                       satellite-based services are more significant than current limitations on service experienced by customers of land-based cellular systems and traditional paging systems. During the first six months of operations, it has not become clear to
                                                       Iridium whether Iridium customers are willing to accept these limitations.

                                                       For Iridium to succeed, its customers must accept:
                                                       - the service limitations described above;
                                                       - higher prices for Iridium's satellite services than the
                                                         current prices for cellular and paging services; and
                                                       - heavier hand-held phones and larger pagers than those
                                                         currently used for most cellular and paging services.

                                                       In addition, Iridium's current financial difficulties may adversely affect customer demand for its services because customers may be unwilling to invest in a service that may not continue.

                                                       The Iridium System has not been designed to provide high-speed data and facsimile transmission capability. Iridium expects that the appeal of its services may be adversely affected by this limitation.

                                                       Also, the Iridium System lacks the operational capacity to provide service to a very large number of customers in
                                                       concentrated areas using the system simultaneously.

POTENTIAL UNDERSUPPLY OF PHONES AND PAGERS;            Iridium phones and pagers are an essential part of the Iridium
DISTRIBUTION AND SERVICE                               system. Iridium believes that Motorola's and Kyocera's
PROVIDER CONCERNS                                      inability to manufacture and distribute a significant
                                                       number of phones and pagers at the commencement
     Insufficient supply of                            of commercial operations constrained Iridium's initial
     Iridium telephones and                            marketing and distribution efforts. Future undersupplies
     pagers could harm                                 of subscriber equipment could adversely affect
     Iridium.                                          Iridium's commercial operations and
                                                       its ability to generate meaningful revenues.



                                                       Distribution Concerns. The initial global distribution of phones and pagers is one of Iridium's most significant challenges as it transitions from a development stage company into an operating company. While Iridium's service providers, who are responsible for direct sales to customers, are disparately located across the globe, the supply sources of phones and pagers are limited.
                                                       Getting phones and pagers from production locations to a large number of service providers spread over the globe is a significant challenge. Hurdles that must be overcome include customs and tax clearance in each of the countries to which the phones and pagers are shipped and coordination with numerous local and regional distribution channels.

                                                       Service Provider Concerns.  Iridium believes one of its most significant challenges is identifying, contracting with, motivating and training service providers in  a number of countries to identify potential Iridium customers, to accurately inform such customers about Iridium World Services, to market Iridium
                                                       phones and pagers and to distribute the equipment and
                                                       provide customer service once sales have been made.  Iridium has also experienced difficulties coordinating sales to customers with operations that span more than one gateway service territory.

                                                       There can be no assurance that Iridium and its gateway operators and service providers will be able to distribute phones and pagers to various parts of the world or market Iridium services on an effective and timely basis. A failure to distribute phones and pagers and Iridium World Services on a global and timely basis would adversely affect Iridium.

   RISKS RELATING TO LOW DE-                           There is a risk that sufficient demand for Iridium services will not
   MAND FOR PAGERS AND PHONES;                         materialize in a timely manner unless Iridium and its
   POTENTIAL NEED FOR SUBSIDIES                        gateway operators or service providers subsidize the cost of
                                                       Iridium phones and pagers. Neither Iridium nor, to Iridium's
     Iridium may have to                               knowledge, its gateway owners and service providers currently
     subsidize the price of                            plan to provide any such subsidies. The costs associated with
     phones and pagers to                              those subsidies, including Iridium's portion of those costs,
     stimulate demand for                              could be significant. Iridium's projected funding needs
     its services.                                     do not reflect any costs associated with subsidization.

   TECHNOLOGY RISKS                                    For the Iridium System to operate properly, Motorola and its subcontractors must make a number of sophisticated and diverse technologies work together -- this is a complex task that has
     Integrating the Iridium                           not been attempted before. This task is further complicated by
     system's various                                  the following facts:
     technologies, including                           - the Iridium System is expected to operate 24 hours a day;
     software and com-                                 - most of the Iridium System's hardware is in space; and
     munications hardware,                             - system-wide testing, maintenance and repair could adversely
     was an extremely complex                            affect Iridium's ability to provide the service quality it
     task and future                                     anticipates.
     operations could reveal
     serious problems that                             Iridium believes that the development and implementation of the
     cannot be corrected                               software for the Iridium System was one of the largest and most
     without adversely                                 complex software creation and integration tasks ever undertaken
     affecting Iridium's                               in the telecommunications industry. The Iridium System



     services.                                         software, including the software that controls the satellites and the on-the-ground business support systems necessary for customer billing, has not been subject to the demands of
                                                       commercial operations at the levels Iridium will need to be successful. This software will have to be reprogrammed if
                                                       errors are revealed.

   POTENTIAL FOR DELAYED OR                            The Iridium System is the first satellite-based global personal
   IMPAIRED OPERATIONS                                 communications system. However, other companies are
                                                       attempting to develop satellite-based systems to compete with
     If Iridium's transition                           Iridium. A significant part of Iridium's strategy is to
     from a development                                capitalize on its first-to-market advantage. If Iridium's
     stage company into a                              transition from a development stage company into an operating
     company with                                      company is further delayed or its ability to provide the services it
     substantial commercial                            expects is impaired, there likely would be:
     operations is further delayed                     - harm to the competitive advantage Iridium expects to
     or its ability to                                   achieve under its current strategy;
     provide services                                  - further delay in Iridium's generation of revenue; and
     is impaired, its                                  - a significant adverse effect on Iridium's ability to repay its
     ability to generate revenues                        indebtedness.
     and its competitive position
     may be materially harmed.                         A significant delay in Iridium's transition to a company with substantial commercial operations or a significant impairment of its ability to provide the services it expects could occur if:
                                                       - significant errors in the design and implementation of the
                                                         Iridium System are discovered during commercial operations;
                                                       - commercial operations reveal that significant improvements in service quality are needed if Iridium services are to
                                                         generate the demand Iridium expects; or
                                                       - a significant number of satellites fail to operate for any reason. See "-- Risks Related to the Satellites", below.

   RELIANCE ON MOTOROLA,                               Operation of the Iridium System. Iridium relies extensively
   GATEWAY OWNERS AND OTHER                            on third parties to perform functions critical to its
   THIRD PARTIES                                       operations. Iridium does not independently have, and does not intend to acquire, except by contracting with other parties,
     Iridium relies                                    the ability to:
     extensively on third                              - develop or produce replacements for the components of the
     parties to perform                                  Iridium System;
     functions critical to                             - launch additional or replacement satellites; or
     its operations.                                   - operate and maintain the Iridium System.

                                                       Currently, Iridium relies on Motorola to provide these critical functions.

                                                       Gateway Operators. Iridium is dependent on the activities
                                                       of its gateway operators for its success. Iridium has obtained commitments from its investors who are gateway operators that they will continue to use their reasonable best efforts to perform certain critical functions including:
                                                       - obtaining the necessary licenses, if any, from the
                                                         jurisdictions in their gateway territories;
                                                       - operating their gateways;
                                                       - maintaining the connections between the Iridium System and the PSTNs;
                                                       - marketing Iridium Services;
                                                       - contracting with, or acting as, service providers; and
                                                       - managing relationships with Iridium's customers either
                                                         directly or through service providers.

                                                       Distribution and Marketing of Iridium Services. Iridium's
                                                       success also depends upon the motivation and ability of its gateways and service providers to generate current demand for Iridium
                                                       Services, phones and pagers. Service providers are responsible for the sales of Iridium Services and of Iridium subscriber equipment to the ultimate consumer. Service providers are, or are selected by, Iridium's gateway operators. Iridium's
                                                       business plan assumes the service providers would make
                                                       substantial sales of Iridium phones, pagers and services as
                                                       Iridium transitioned from a development stage company into an operating company. However, as a result of many factors,
                                                       including the failure of Iridium to adequately train and supply its service providers, demand for Iridium services has not been generated on a timely basis. See "-- Risk of Low Service
                                                       Demand Because of Pricing, Service Quality, Equipment
                                                       Characteristics, Competition and Other Market Factors" and
                                                       "-- Potential Undersupply of Phones and Pagers; Distribution
                                                       Concerns". Iridium, its gateway owners and service providers are developing various initiatives to address this problem. There can be no assurance that these initiatives will be effective.




   RISKS RELATED TO THE                                A significant portion of Iridium's tangible assets are its low earth
   SATELLITES                                          orbit satellites and the related land-based control facilities.
                                                       Maintaining this equipment is a complex and costly undertaking
     The risk of satellite                             which has not been attempted previously on a commercial basis.
     loss or damage is                                 In particular, the costs of satellite loss or failure are significant.
     significant, and the
     effect of satellite
     losses or damage could                            The loss or failure of one or more satellites, including
     be substantial.                                   temporary losses, that for whatever reason are not promptly corrected by fixing or replacing the problem satellite, could cause:
                                                       - gaps in service availability;
                                                       - significantly degraded service quality;
                                                       - increased costs; and
                                                       - losses of revenue for the period that service is
                                                         interrupted or impaired.

                                                       Accordingly, the loss or failure of any satellite or satellites could materially and adversely affect Iridium. A satellite can be lost or fail for a variety of reasons, including:
                                                       - colliding with something, including space debris, another man-made object or space phenomena such as comets or
                                                         meteors;
                                                       - mechanical anomalies or malfunctions; and
                                                       - failure of the rocket, by explosion or otherwise, that was to place the satellite in orbit.

                                                       Space debris and other in-space risks. Iridium's satellites operate in low earth orbit and, as a result, face a higher risk of damage from space debris than satellites that operate farther away from the earth.Because objects in low earth orbit are moving at different speeds, the Iridium satellites can be more readily hit by space debris -- which can include sand, pebbles, dust and rocks shed by comets, as well as the remains of man-made objects floating in space. Even a very small piece of space debris can cause significant damage to a satellite.

                                                       Mechanical Anomalies and Malfunctions. During the initial
                                                       deployment of the Iridium System, Iridium experienced problems or "anomalies" with several of its satellites. Those anomalies, which in some cases included control problems and the
                                                       satellite's failure to function as expected, caused those
                                                       satellites to be excluded from Iridium's initial constellation.

                                                       You should note that:

                                                       - anomalies such as occurred with respect to those
                                                         satellites, or other anomalies with comparable effects, could occur in the future;

                                                       - such anomalies could have a significant adverse effect on
                                                         Iridium;

                                                       - from time to time certain events could occur that may cause
                                                         Iridium or Motorola to conclude that one or more



                                                         malfunctioning satellites should not be included in the satellite constellation, and the unavailability of such satellite
                                                         could have an adverse effect on the operation of the
                                                         Iridium System; and

                                                       - while Motorola has absorbed the direct financial
                                                         consequences of all satellite losses to date, there can be no assurance Motorola will do so in the future.

                                                       The O&M contract with Motorola provides for the operation and maintenance of Iridium's space assets (including the satellite constellation) for Iridium's first five years of operation.
                                                       Iridium has the option to extend the O&M contract for an
                                                       additional two years. Under the O&M contract, Motorola bears the risk of satellite malfunction, but Iridium bears the risk of damage to satellites by the acts of third parties, including the degradation or complete loss of any satellite due to
                                                       contact with space debris.

                                                       Launch-related risks. Motorola expects that it will need to launch additional satellites from time to time to maintain
                                                       the Iridium System. Accordingly, a launch failure or failures could have a material adverse effect on Iridium. Satellites are launched on launch vehicles, or rockets. Launches of satellites can fail because:
                                                       - a rocket crashes, aborts or explodes (which recently
                                                         happened to one of Iridium's competitors); or
                                                       - satellites are damaged as they are loaded into the rocket, during the launch, or as they are deployed from the rocket.

                                                       In addition, launches can be delayed for many reasons,
                                                       including poor weather conditions, other launch failures or government actions. Placing multiple satellites in each Iridium launch vehicle significantly increases the risk that a launch failure will have a material and adverse effect on Iridium.

                                                       Life Expectancy of the Satellites; Financial Effect of Loss of Satellites.
                                                       Iridium's business plan currently assumes that each of the satellites will have an average useful life of at least five years from its initial date of commercial service. Iridium's satellites may not, however, remain in operation for an average of at least five years as Iridium expects. If a significant number of satellites do not remain in operation for the full five years, Iridium's operations,including its ability to provide service and generate revenues,could be materially harmed and its costs of operating will likely increase.

   COMPETITION RISKS                                   Certain sectors of the telecommunications industry are highly competitive in the United States and other countries. The
     Iridium faces direct                              uncertainties and risks created by this competition are intensified
     competition from a                                by the continuous technological advances that characterize the
     variety of operating                              industry, regulatory developments that affect competition and



     and planned satellite                             alliances between industry participants.
     systems and land-based
     services.

                                                       Satellite Services Competitors. While Iridium is the only company that currently serves the global satellite personal
                                                       communications market with hand-held phones and belt-worn
                                                       pagers, Iridium anticipates that more than one system may serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or more of the other
                                                       Federal Communications Commission licensed MSS applicants:
                                                       - Loral/Qualcomm Partnership, L.P. (on behalf of Globalstar);
                                                       - MCHI (on behalf of Ellipso); and
                                                       - Constellation Communications Inc. (on behalf of
                                                         ECCO/Aries).

                                                       Iridium also expects to encounter competition from Inmarsat, which currently serves the global satellite communications market as well as from regional mobile satellite systems, three of which have been launched (Asia Pacific Mobile
                                                       Telecommunications Satellite, Afro-Asian Satellite and PT Asia
                                                       Cellular Satellite) and several of which are in the planning stage.

                                                       Other Competitors. Iridium's World Roaming Service
                                                       offering, which allows Iridium subscribers to roam onto a
                                                       variety of cellular networks, faces competition from existing and will face additional competition from future land-based cellular interprotocol roaming services, which provide roaming services across similar cellular networks. GTE Mobilnet ("GTE")
                                                       and Deutsche Telekom Mobil ("DeTeMobil") of Germany
                                                       currently offer GlobalRoam, a two-way cellular roaming service between certain North American cellular networks and cellular networks in certain European countries. AT&T Wireless Service of the United States and Vodafone of the United Kingdom offer
                                                       CellCard, a service that is very similar to GlobalRoam. Two other proposed mobile satellite systems, ICO and Globalstar, and at least one regional geostationary orbit satellite system,
                                                       ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include
                                                       interprotocol roaming capabilities such as those expected to be offered by Iridium. In addition, a number of rental services, primarily in the United States, provide cellular phones to persons traveling in countries with cellular standards that differ from the traveler's home market.

                                                       Currently, the world's large cellular network owners and
                                                       operators are considering adopting a coordinated standard for future cellular networks. If such a coordinated standard is agreed upon and new networks are built, Iridium's ability to provide interprotocol roaming would cease to be an advantage.



                                                       Iridium does not expect that such systems would be available on a global basis until sometime after 2002.

   COMPETITION FOR SERVICE                             In addition to competing for customers for its service,
   PROVIDERS AND SPECTRUM                              Iridium also expects to compete with various other
   ALLOCATION                                          communications services for local service providers. A failure to effectively compete with these services could materially and adversely affect Iridium's ability to effectively market and distribute its services and equipment.

     Iridium will face                                 Furthermore, ICO could have an advantage in obtaining
     competition from other                            spectrum allocations and local operating approvals in a number
     services for local                                of countries because it is affiliated with Inmarsat, an
     service providers                                 international satellite organization, and investors in ICO and
                                                       Inmarsat include many state-owned telecommunications
                                                       companies, which may have influence with the regulatory
                                                       authorities in their countries.

   RISKS ASSOCIATED WITH                               The Iridium System's operation is subject to regulation by
   LICENSING                                           the United States and other national administrations. This regulation is pervasive and largely outside Iridium's control.

     Iridium cannot                                    Iridium, Motorola and the various gateway owners have made
     currently offer its                               substantial progress in receiving the authorizations necessary
     services in every                                 to operate the Iridium System, but a significant number of
     country.                                          regulatory authorizations necessary for Iridium to meet its service coverage objectives have not yet been obtained. In certain countries in which Iridium expects its customers will want to use Iridium's services, the authority to offer
                                                       Iridium's services and operate Iridium Satellite phones has not been received, and unless Iridium receives such authorizations, service in those countries will be limited or will not exist at all.

     Iridium has covenanted                            In the secured bank facility, Iridium has covenanted, among
     in its secured bank                               other things, that it will maintain, or cause to be maintained,
     facility that it will                             the regulatory authority to offer Iridium World Satellite
     maintain the authority                            Service in a minimum number of countries. While Iridium
     to offer Iridium                                  believes it will be able to satisfy this covenant, the
     World Satellite Service                           regulation of satellite voice services generally is outside
     in a minimum number of                            Iridium's control. If Iridium is unable to satisfy this or
     countries. Failure to                             certain other covenants in the secured bank facility, the
     satisfy this and other                            lenders under the secured bank facility generally would have
     covenants would give                              the right to declare a default and could pursue various
     the lenders under                                 remedies, including enforcing their security interests in
     secured bank facility                             substantially all of the assets of Iridium (which
     the right to declare an                           include the Iridium System and represent substantially all of
     event of default.                                 Iridium's assets) and Parent's investment in Iridium.



   LIMITED SATELLITE-BASED                             Iridium's ability to supply satellite-based service depends upon
   SERVICE CAPACITY                                    the capacity of the Iridium System. Various factors, including customer usage patterns, have a significant effect on the Iridium
     If Iridium experiences                            System's capacity for a particular geographic area and on a
     unexpected customer                               system-wide basis. The most important factors include:
     usage patterns or its                             - customer usage patterns; and
     available spectrum is                             - the amount of spectrum (the frequencies at which Iridium is
     fully utilized, the ability                         allowed to operate the Iridium System) available to the Iridium
     of customers to place or                            system.
     receive calls may be
     adversely affected.                               Iridium could experience unexpected customer usage patterns that could exceed the capacity of the Iridium System at one or more gateways -- similar to an overload of regional circuits on a land-based system. If Iridium faces significant capacity issues, its ability to acquire additional spectrum (which can be thought of as similar to adding more "lines" to a land-based system) is subject to significant regulatory hurdles. If
                                                       adverse usage patterns occur or other significant constraints are placed on the Iridium System, customers may have difficulty in placing or receiving calls on the system, which could
                                                       materially and adversely affect Iridium.

   RISKS ASSOCIATED WITH                               Iridium has three principal supply contracts (each with
   PRINCIPAL SUPPLY CONTRACTS                          Motorola):

                                                       - the space system contract for the design, development,
     Iridium's major                                     construction and delivery in orbit of the space segment which
     contracts relating to                               has an aggregate cost of approximately $3.435 billion and
     the Iridium System are                              is substantially complete;
     of limited duration, and                          - the O&M contract, which runs for five years from November,
     Motorola's liability                                1998 (extendable, at Iridium's option, for an additional two



     under them is                                       years), covers the operation of the space segment of the
     significantly limited.                              Iridium System, including monitoring, upgrading and
                                                         replacing the hardware and software necessary to maintain
                                                         specified performance levels, and has an aggregate cost
                                                         (subject to certain adjustments) of approximately $2.89
                                                         billion over the initial five year term; and

                                                       - the terrestrial network development contract for the design and development of the gateway hardware and software, which is expected to be complete by year end 1999 and has an
                                                         aggregate cost (subject to certain adjustments) of
                                                         approximately $356 million.

                                                       These contracts are of limited duration and Motorola's
                                                       liability under them is significantly limited. The contracts provide that if Motorola has any liability to Iridium under the space system contract, the O&M contract, the terrestrial
                                                       network development contract or any other contract between
                                                       Iridium and Motorola in connection with the Iridium System, that liability may be limited to $100 million in the aggregate in virtually all circumstances. In addition, under the space system contract, Motorola is not required to refund amounts
                                                       Iridium previously paid to it. Subject to certain exceptions,
                                                       Iridium bears the risk, including additional costs, if any, resulting from excusable delays under the space system
                                                       contract, as well as certain of the risks of loss for
                                                       satellites in orbit. The O&M contract and the terrestrial
                                                       network development contract have similar provisions regarding excusable delays, waivers and limitations on liability. See
                                                       "Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations -- Liquidity and Capital Resources"
                                                       for a description of certain of Motorola's and Iridium's
                                                       obligations under these contracts.

                                                       The obligations Motorola is required to perform under these contracts are highly specialized and, if Motorola becomes
                                                       unable to perform its obligations under these contracts, it would be very difficult, if not impossible, for Iridium to engage a replacement contractor in a timely manner or at all.
                                                       See "-- Reliance on Motorola, Gateway Owners and Other Third
                                                       Parties".

   CONFLICTS OF INTEREST                               Motorola has and will have various conflicts of interest
   WITH MOTOROLA                                       with Iridium. Motorola is:

                                                       - the creator and developer of the concept of the Iridium
     Because of Motorola's                               system;
     varying roles with                                - responsible for the design, construction, operation and
     respect to Iridium,                                 maintenance of the Iridium System;
     there are a number of                             - a founding, and the largest single, investor in Iridium;
     significant conflicts of interest                 - a gateway owner;
     between Iridium and                               - Iridium's largest class 1 interest holder (and potentially
     Motorola.                                           the largest class A common stock holder in IWCL because class
                                                         1interests are exchangeable for class A common stock);
                                                       - a holder of warrants to acquire additional substantial


                                                         membership interests in Iridium;

                                                       - the guarantor of a substantial amount of Iridium's borrowings;
                                                         and

                                                       - entitled to receive significant additional equity and cash from Iridium for guaranteeing Iridium's borrowings and
                                                         permitting Iridium to defer payments under the O&M
                                                         contract.

                                                       Motorola's Influence on Iridium. Motorola does not by
                                                       itself control the Iridium Board of Directors and it is not permitted to participate in Iridium's decisions or other
                                                       actions concerning the space system contract, O&M contract or the terrestrial network development contract. However, Motorola could in certain situations exercise significant influence over
                                                       Iridium because:
                                                       - Motorola currently has the right to appoint 6 of the 27
                                                         members of the Iridium Board of Directors and its
                                                         representation could increase if it provides further
                                                         financial support to Iridium; and

                                                       - Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of some of
                                                         Iridium's borrowings and as a creditor under various
                                                         material contracts.

                                                       In addition, under the Motorola MOU and the Motorola ARG,
                                                       Iridium has agreed with Motorola that, among other things, it will:

                                                       - compensate Motorola for providing guarantees, deferral
                                                         rights and other credit support (collectively, the "Motorola exposure", which generally includes the aggregate amount
                                                         guaranteed by or permitted to be deferred by Motorola);

                                                       - use its best efforts to reduce the Motorola exposure to no more than $275 million by the earliest possible date, including obtaining bank credit agreements not guaranteed by Motorola and using revenues from operations, if available, to reduce the available borrowings under the guaranteed credit
                                                         facilities;

                                                       - not have outstanding in excess of (a) $1.7 billion of
                                                         indebtedness for borrowed money that is secured by the assets of Iridium or (b) $1.62 billion of senior notes;

                                                       - not make certain acquisitions without Motorola's consent;
                                                         and
                                                       - provide Motorola with the right (in addition to Motorola's rights to representation based on its holdings of class 1
                                                         interests) to appoint one additional director to the Board of Directors of Iridium any time the Motorola exposure
                                                         exceeds $275 million and the right to appoint a second
                                                         additional director to the Board of Directors of Iridium
                                                         any time the Motorola exposure exceeds $750 million.

                                                       Motorola's Contractual Relations with Iridium. Motorola
                                                       and Iridium entered into the space system contract, the O&M contract and the terrestrial network development contract after extensive negotiations. The predecessor of Iridium under those contracts, however, was a wholly owned subsidiary of Motorola at the time the space system contract and O&M contract were negotiated and therefore these negotiations were not con-
                                                       ducted on an arm's-length basis. Moreover, although these
                                                       agreements provide for specific prices, Motorola's obligations and liabilities are subject to certain limitations which
                                                       allocate various risks to Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment
                                                       obligations under these agreements have comprised, and are expected to continue to comprise, most of Iridium's expenses.

CONFLICTS OF INTEREST                                  The Iridium Board of Directors consists of representatives
WITH GATEWAY OWNERS                                    of certain of the world's leading telecommunications companies.

                                                       Almost all of the members of the Iridium Board of Directors
Iridium has certain                                    have been appointed by investors in Iridium who also are
conflicts of interest                                  gateway owners and service providers. Because Iridium is a
with its gateway owners                                supplier to the gateways and the service providers, the
and service providers                                  interests of Iridium are expected to conflict in certain
                                                       respects with the interests of its gateway owners and the
                                                       service providers. For example, this conflict of interest is relevant when the wholesale prices that Iridium will charge for satellite airtime and other Iridium Services are set -- some gateway operators and service providers may prefer prices that are higher or lower than the system optional prices because their customers are less or more price sensitive.

YEAR 2000 READINESS                                    Iridium is addressing the Year 2000 issue. The "Year 2000 issue"
DISCLOSURE                                             refers to the fact that many computer software application and operations programs (including embedded chips) written in the
   In a reasonably likely worst                        past may not properly recognize dates ending in "00" as meaning
   case scenario, (i) a power                          2000 rather than 1900. This could result in the incorrect
   failure at a ground station                         performance of computer calculations and functionality involving
   location could impact Iridium                       dates. Iridium's Year 2000 Program, or "Y2K Program",
   handset to Iridium handset                          addresses information-technology,
   service; or (ii) a call could                       or "IT", and non-IT problems that
   fail to be completed due to a                       may exist within the Iridium System, including Iridium's
   failure in the existing wireless                    suppliers, roaming partners, service providers and other material
   or landline telecom network                         distributors. The Y2K program encompasses Iridium's space and
   for those Iridium services that                     ground facilities,as well as the relevant operations of Iridium's
   depend upon the transmission                        material suppliers and distributors, and addresses both IT and
   of calls over such networks.                        non-IT systems.
   Iridium has established a                           Iridium has performed an initial inventory of all
   program to assess and mitigate                      Iridium hardware, software and infrastructure, as well as material
   these and other risks, but                          vendors, to identify potential Year 2000 issues and to determine
   cannot provide assurance                            the action required, if any, to correct the problem. Through the
   that all actions necessary to                       gateways, Iridium is contacting its third party roaming partners
   correct a Year 2000 problem                         and service providers to determine the Year 2000 status of their
   will be completed in a timely                       systems, as well as their plans to bring them into compliance. The
   manner.                                             assessment of Iridium developed systems and those of Iridium's key suppliers has been completed. The results have indicated
                                                       that necessary upgrades can be installed by, and the Y2K



                                                       Program substantially completed by, July 1, 1999. The gateways are still completing their evaluation of their internally developed systems and the status of this analysis is not finalized. However, Iridium has every indication that the systems critical to the completion of an Iridium call from one Iridium handset to another Iridium handset is expected to be Y2K ready by July 1, 1999. We also have determined that the systems critical to billing and
                                                       settlements are expected to be Y2K ready by July 1, 1999.

                                                       In a reasonably likely worst case scenario (i) a power failure at a ground station location could impact Iridium handset to Iridium handset service; or (ii) a call could fail to be completed due to a failure in the existing wireless or landline telecom network for those Iridium services that depend upon the transmission of calls over such networks. Iridium has established a program to assess and mitigate these and other risks, but cannot provide assurance that all actions necessary to correct a Year 2000 problem will be completed in a timely manner. Iridium believes that if the Y2K
                                                       Program is completed as scheduled, the potential of significant interruptions of normal operations should be reduced. However,
                                                       Iridium cannot assure you that its systems and the systems of those third parties on which its operation relies will be compliant in a timely manner or that there will not be a material disruption of Iridium's business or a material adverse effect on Iridium's liquidity, financial condition or results of operations because of a
                                                       Year 2000 problem.

   RISKS ASSOCIATED WITH                               Iridium intends to make its services available in almost
   INTERNATIONAL OPERATIONS AND                        every country. As a result, Iridium and its gateway operators
   DEVELOPING MARKETS                                  and service providers are subject to risks related to each country's domestic and international policies and risks related
     Certain risks related                             to economic conditions in many regions of the world, such as:
     to the domestic and                               - changes in domestic and foreign government regulations and
     international policies                              telecommunications standards;
     and economies of the                              - licensing requirements, tariffs or taxes and other trade
     various countries in which                          barriers;
     Iridium operates could                            - price, wage and exchange controls;
     adversely affect Iridium.                         - political, social and economic instability;
                                                       - inflation; and
                                                       - interest rate and currency fluctuations.

                                                       Iridium, its gateway operators or service providers could be adversely affected on a country-specific, regional or
                                                       system-wide basis by these factors. See "-- Potential
                                                       Undersupply of Phones and Pagers; Distribution Concerns" and
                                                       "-- Reliance on Motorola, Gateway Owners and Other Third
                                                       Parties".

   DEPENDENCE ON KEY MANAGE-                           Iridium's success depends upon the efforts of its management
   MENT AND QUALIFIED PERSONNEL                        team and its ability to attract and retain qualified management and personnel. Iridium has no employment contract with any
     Iridium relies on key                             employee and is subject to the possibility of loss of one or

     employees with whom it                            more key employees at any time. For example, in the first quarter
     does not have                                     of 1999 Iridium's CEO and its CFO resigned. Iridium also relies upon
     employment agree-                                 several employees of Motorola who play a key role in the
     ments                                             performance of Motorola's obligations under the O&M contract.
                                                       Iridium has no control over the relationship between Motorola and its employees. The loss of one or more of these key
                                                       employees could adversely affect Iridium. In addition,
                                                       Iridium's success will be dependent in part upon gateway
                                                       operators having qualified personnel at the various gateways to execute significant aspects of Iridium's licensing, marketing and distribution efforts.

   RISKS ASSOCIATED WITH                               If significant and rapid growth in demand for Iridium World
   GROWTH                                              Services is achieved it would require Iridium and its gateways to make additions to personnel and management information
     Currently, the capacity                           systems to manage that growth while continuing to meet customer
     of the Iridium System                             service expectations. In addition, because Iridium's assigned
     cannot grow above                                 spectrum (frequency band) and satellite infrastructure
     certain limits.                                   characteristics set inherent capacity limitations, growth above certain levels currently is not possible.

   RISKS ASSOCIATED WITH                               IWCL is a Bermuda company. IWCL's Bermuda legal counsel
   INCORPORATION UNDER BERMUDA                         has advised IWCL that uncertainty exists about whether Bermuda
   LAW                                                 courts will:
                                                       - enforce judgments obtained in other jurisdictions
     Bermuda law may not                                 (including the United States) against IWCL or its officers or
     permit you to sue IWCL                              directors under the securities laws of those
     for certain securities                              jurisdictions; or
     law claims, and you may                           - entertain actions in Bermuda against IWCL or its officers
     not be able to enforce a                            or directors under the securities laws of other jurisdictions.
     U.S. court's judgment
     against IWCL.                                     There is no treaty in effect between the United States and
                                                       Bermuda providing for enforcement of U.S. judgments. In
                                                       addition, there are grounds upon which Bermuda courts may
                                                       refuse to enforce judgments of U.S. courts, and certain
                                                       remedies available under the U.S. federal securities laws would not be allowed in Bermuda courts, as they may be contrary to
                                                       Bermuda's public policy.

   RISK IWCL WILL LOSE MAN-                            Under the LLC agreement, IWCL has certain special rights
   AGEMENT RIGHTS UPON A                               including:
   CHANGE IN CONTROL;                                  - the right to designate two members of the Iridium Board of
   IRIDIUM'S INFLUENCE OVER THE                          Directors, one of whom will act as a Vice Chairman of Iridium;
   IWCL BOARD OF DIRECTORS                               and
                                                       - the right to block certain significant transactions
     IWCL could lose its                                 involving Iridium.
     special management
     rights in Iridium if                              Iridium will have the right to terminate these special rights
     there is change in                                following an IWCL "change in control", which includes
     control of IWCL.                                  circumstances in which:
                                                       - an entity other than Iridium becomes the beneficial owner of more than 30% of IWCL's outstanding common stock; or
                                                       - there is a change in a majority of the members of IWCL's



                                                         Board of Directors over a two year period that is not approved by a vote of 66 2/3% of the members of the IWCL Board then still in office who were directors at the beginning of the two year period or whose election or nomination for
                                                         election was previously so approved.
